Exhibit 99.1
                                                 For Further Information Contact
                                                 Harry J. Cynkus (404) 888-2922




FOR IMMEDIATE RELEASE



                      ROLLINS, INC. REPORTS STOCK BUY-BACK


ATLANTA, GEORGIA, July 7, 2005: Rollins, Inc., a premier North American consumer and commercial services company (NYSE Ticker Symbol - ROL), reported that during its second quarter ended June 30, 2005 it had purchased for cash 26,388 shares of its $1 par value common stock at an average price of $19.00 per share. In total 4,249,828 additional shares may be purchased under previously approved programs by the Board of Directors. The program does not have an expiration date.

Rollins, Inc. is one of the nation's largest consumer and commercial services companies. Through its wholly owned subsidiaries, Orkin, Inc. and Western Pest Services, the Company provides essential pest control services and protection against termite damage, rodents, and insects to approximately 1.7 million customers in the United States, Canada, and Mexico from over 400 locations. You can learn more about Orkin by visiting our websites at www.orkin.com, www.westernpest.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.



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